                                  EXHIBIT 15.1



                                             CONDENSED FINANCIAL STATEMENTS FOR:


                                                          CALENDAR CAPITAL, INC.
                                                                  AND SUBSIDIARY
                                                             DBA ENTRENAUT, INC.


                                                              Three months ended
                                                                   June 30, 2000

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Calendar Capital, Inc. and
  Subsidiary dba Entrenaut, Inc.
St. Paul, Minnesota


We have reviewed the condensed balance sheet of Calendar Capital, Inc. and Subsidiary dba Entrenaut, Inc. as of June 30, 2000 and the related condensed statements of operations and cash flows for the three months then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, because of the Company's losses incurred since inception, the nature of its investments and advances to affiliates as well as its need to raise additional capital, the Company may be unable to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.







August 9, 2000
Minneapolis, Minnesota

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     CONDENSED BALANCE SHEET - JUNE 30, 2000
                     (SEE INDEPENDENT ACCOUNTANTS' REPORTS)
                                   (UNAUDITED)

ASSETS:

     Current assets:
        Cash                                                                                                $         7,120
        Prepaid and other                                                                                            77,808
                                                                                                            ---------------

           Total current assets                                                                                      84,928
                                                                                                            ---------------
     Property and equipment, net of accumulated depreciation
       of $2,676                                                                                                     33,598
     Investments                                                                                                  1,704,721
     Goodwill, net of accumulated amortization of $48,752                                                           276,261
                                                                                                            ---------------

                                                                                                                  2,014,580
                                                                                                            ---------------
           Total assets                                                                                     $     2,099,508
                                                                                                            ===============

LIABILITIES AND SHAREHOLDERS' EQUITY:
     Current liabilities:
        Note payable, bank                                                                                  $       250,000
        Notes payable, other                                                                                        230,000
        Convertible debentures                                                                                      863,000
        Accounts payable                                                                                            145,446
        Accrued expenses                                                                                            266,234
        Due to related parties                                                                                      263,192
                                                                                                            ---------------

           Total current liabilities                                                                              2,017,872
                                                                                                            ---------------
     Shareholders' equity:
        Preferred stock:
           Series B convertible, $.01 par value, 2,000,000 shares authorized;
             1,763,200 shares issued and outstanding                                                                 17,632
           Series C convertible, $.01 par value, 4,000,000 shares authorized;
             3,992,128 shares issued and outstanding                                                                 39,921
        Common stock, $.01 par value, 14,000,000 shares authorized;
          12,976,418 shares issued and outstanding                                                                  129,764
        Additional paid-in capital                                                                                  667,749
        Stock subscriptions receivable                                                                             (124,000)
        Accumulated deficit                                                                                        (649,430)
                                                                                                            ---------------
                                                                                                                     81,636
                                                                                                            ---------------
           Total liabilities and shareholders' equity                                                       $     2,099,508
                                                                                                            ===============

                  See notes to condensed financial statements.

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                        CONDENSED STATEMENT OF OPERATIONS

                        Three months ended June 30, 2000
                     (SEE INDEPENDENT ACCOUNTANTS' REPORTS)
                                   (UNAUDITED)

Management and consulting fees                                                                              $       150,642

Less direct costs                                                                                                   102,705
                                                                                                            ---------------
Net revenues                                                                                                         47,937

General and administrative expenses                                                                                 310,554
                                                                                                            ---------------

Loss from operations                                                                                               (262,617)
                                                                                                            ---------------

Other income (expenses):
     Interest:
        Income                                                                                                       14,453
        Expense                                                                                                     (25,000)
     Equity in losses of affiliated companies                                                                       (26,335)
                                                                                                            ---------------

                                                                                                                    (36,882)
                                                                                                            ---------------

Net loss                                                                                                    $      (299,499)
                                                                                                            ===============

Loss per common share, basic and diluted                                                                    $          (.02)
                                                                                                            ===============

Weighted average number of common shares, basic and diluted                                                      12,976,418
                                                                                                            ===============

                   See notes to condensed financial statements

                     CALENDAR CAPITAL, INC. AND SUBSIDIARY
                              DBA ENTRENAUT, INC.

                       CONDENSED STATEMENT OF CASH FLOWS

                        Three months ended June 30, 2000
                     (SEE INDEPENDENT ACCOUNTANTS' REPORTS)
                                  (UNAUDITED)

Cash flows from operating activities:
     Net loss                                                                                                    $(299,499)
     Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation                                                                                                  1,551
        Amortization                                                                                                 16,251
        Equity in losses of affiliated companies                                                                     26,335
     Change in operating assets and liabilities:
        Prepaids and other                                                                                          (38,105)
        Accounts payable                                                                                             (8,959)
        Accrued expenses                                                                                              6,427
                                                                                                                -----------

     Net cash used in operating activities                                                                         (295,999)
                                                                                                                -----------

Cash flows from investing activities:
     Purchase of property and equipment                                                                              (9,796)
     Investments:
        Cash paid for common stock                                                                                  (20,000)
        Advances to affiliates                                                                                     (170,127)
        Cash paid for convertible note                                                                             (150,000)
                                                                                                                -----------

     Net cash used in investing activities                                                                         (349,923)
                                                                                                                -----------

Cash flows from financing activities:
     Proceeds from:
        Note payable, bank                                                                                            8,000
        Notes payable, other                                                                                         40,000
        Advance from related parties                                                                                230,002
        Convertible debentures                                                                                      363,000
     Payments on notes payable, other                                                                               (10,000)
                                                                                                                -----------

     Net cash provided by financing activities                                                                      631,002
                                                                                                                -----------

Net decrease in cash                                                                                                (14,920)
Cash, beginning                                                                                                      22,040
                                                                                                                -----------
Cash, ending                                                                                                    $     7,120
                                                                                                                ===========

                  See notes to condensed financial statements.

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                        CONDENSED STATEMENT OF CASH FLOWS

                        Three months ended June 30, 2000
                     (SEE INDEPENDENT ACCOUNTANTS' REPORTS)
                                   (UNAUDITED)

Supplemental disclosure of cash flow information:
     Cash paid for:
         Interest                                                                                           $        12,970
                                                                                                            ===============

                  See notes to condensed financial statements.

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                        Three months ended June 30, 2000

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of operations:
         Calendar Capital, Inc. and Subsidiary dba Entrenaut, Inc. (Company) located in Minneapolis, Minnesota, was founded on July 1, 1999 with the purpose of starting, developing, and managing internet-related businesses. It is designed to incubate development-stage companies through management oversight of a concept, cooperative partnership, or passive investment, and to bring these concepts to launch quickly and successfully.

         On January 1, 2000, Calendar Capital, Inc. acquired all of the outstanding common stock (1,996,064 shares) of Entrenaut, Inc. for 3,992,128 shares of Series C Preferred Convertible Stock. Each share of Series C Preferred Convertible Stock has twelve and one-half votes and is convertible into twelve and one-half shares of the Company's common stock, subject to availability. For legal purposes, Entrenaut, Inc. is a wholly-owned subsidiary of Calendar Capital, Inc. For accounting purposes, the acquisition has been treated as an acquisition by Entrenaut, Inc. of Calendar Capital, Inc. and as a recapitalization of Entrenaut, Inc. Calendar Capital, Inc. had residual assets and liabilities but essentially had no activity between 1994 and 1999. The assets were transferred and liabilities were assumed at the date of the acquisition. All share and per share information has been restated for this transaction.

         Subsequent to June 30, 2000, the Company plans to transfer all assets of Entrenaut, Inc. to Calendar Capital, Inc., dissolve Entrenaut, Inc. and change the name of Calendar Capital, Inc. to Entrenaut, Inc. In addition, the Company plans to seek shareholder approval to increase the number of authorized common shares to enable the holders of the Series C Preferred Convertible Stock to convert their shares to common stock.

Interim financial statements:

     The condensed financial statements of the Company for the three-month period ended June 30, 2000 have been prepared by the Company without audit by the Company's independent auditors. In the opinion of the Company's management, all adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company as of June 30, 2000 and for the periods then ended have been made. Those adjustments consist only of normal and recurring adjustments.

     Certain information and note disclosures normally included in the Company's annual financial statements have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with a reading of the financial statements and notes thereto included in the Company Form 10KSB for March 31, 2000 filed with the Securities and Exchange Commission.

     The results of operations for the three month period ended June 30, 2000 are not necessarily indicative of the results to be expected in a full year.

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                        Three months ended June 30, 2000


1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Cash:
     The Company maintains its cash at a financial institution in Minnesota. At times, the bank balance exceeds limits insured by Federal agencies.

Property and equipment:
     Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

     The estimated useful lives are as follows:

         Computer software          3 years
         Office equipment           5 years
         Furniture and fixtures     7 years

Investments in common stock:
     The Company has investments in the common stock of five companies. These investments are summarized as follows:

     Equity method:
       Chefinabox, Inc. - The Company paid cash of $215,000 to acquire 21.18% of the common stock of Chefinabox, Inc., a development stage virtual restaurant that intends to sell restaurant quality, semi-prepared meals to the consumer via the Internet. The difference between the cost of the investment and the amount of underlying equity in net assets of the investee of $169,458 is being amortized over 60 months and is included in goodwill. Included in investments at June 30, 2000 is $424,264 of outstanding advances made to Chefinabox, Inc.

       OfficeCause.com, Inc. - The Company paid cash of $200,000 to acquire 22.22% of the common stock of OfficeCause.com, Inc., a development stage virtual storefront consisting of more than 50 well-known merchants and a representation of national and local charities. When a customer makes a purchase through OfficeCause.com, Inc., a percentage is contributed to a charity of the customer's choice. The difference between the cost of the investment and the amount of underlying equity in net assets of the investee of $155,556 is being amortized over 60 months and is included in goodwill. Included in investments at June 30, 2000 is $325,202 of outstanding advances made to OfficeCause.com, Inc.

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                        Three months ended June 30, 2000


1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     Cost method:
         Commission Junction, Inc. - The Company paid cash of $500,000 to acquire approximately 2% of the common stock of Commission Junction, Inc., a company that provides a mechanism for affiliates and merchants to find each other over the Internet and track transactions between the two companies. During the three months ended June 30, 2000, the Company swapped 40,000 shares (or 40 percent of shares owned) of Commission Junction, Inc. stock for 4,000 shares of Idealab! Holdings, L.L.C preferred stock, which is convertible into common stock at a 10:1 ratio.

         StoreItOnLine.com, Inc. - The Company paid cash of $75,000, issued 300,000 shares of its Series C preferred stock and issued stock warrants to purchase 200,000 additional Series C preferred shares to acquire approximately 9% of the common stock of StoreItOnLine.com, Inc., a high capacity, web-based storage business. The Company also received warrants to purchase an additional 150,000 shares of Store ItOnLine.com, Inc. common stock as part of the stock purchase. Included in investments at June 30, 2000 is $45,000 of outstanding advances made to StoreIt Online.com, Inc.

         Superior Broadband, Inc. - The Company paid cash of $95,000 to acquire 7.5% of the common stock of Superior Broadband, Inc., a premium access internet service provider of wireless broadband to high band width demand customers.

Stock compensation:
         The Company accounts for its stock-based compensation awards to employees under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and will disclose the required pro forma effect on net loss as recommended by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

Basis of presentation:
         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                        Three months ended June 30, 2000

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Basis of presentation (continued):
     The Company has incurred losses of approximately $650,000 through June 30, 2000 and will incur additional costs as it continues to develop and market internet based companies. Also, a substantial amount of the Company's assets are investments in and advances to start-up companies, the realization of which is entirely dependent on these companies either developing profitable operations or on the Company obtaining strategic partners to either purchase or further enhance the concepts. The Company's ability to continue as a going concern is also largely dependent on its ability, as well as the ability of the companies in which it has investments, to raise additional capital. As a result of these factors, among others, the Company may be unable to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result if the Company is unable to continue as a going concern.

     From July 1, 1999 through March 31, 2000, the Company raised approximately $1,175,000 through the sale of stock to private investors. On January 3, 2000, the Board of Directors undertook a private offering of 200 units of convertible debentures at $5,000 per unit in connection with raising up to $1,000,000 in debt financing. Each unit is convertible into 20,000 shares of the common stock of the Company at $.25 per share bearing an annual interest rate of 9% and is to be sold solely to accredited investors. If the offering is successful, the Company plans to use the proceeds to continue present operations as well as support OfficeCause.com, Inc. and Chefinabox, Inc. Through June 30, 2000, the Company has issued $478,000 of these debentures.

     The Company is waiting for the NASD to put its public common stock back on the OTC Bulletin Board. A local brokerage firm has applied with the NASD to become a market maker in this stock. Once the stock is trading on the OTC Bulletin Board, the Company intends to seek another round of financing. The Company has not yet determined whether this round will be public or private and has not yet determined the amount of the offering. In addition, OfficeCause.com, Inc. and Chefinabox, Inc. plan to begin raising additional private financing in the next three to six months. Although the Company may invest further in these companies, management expects that a majority of future funding of these companies will come from unrelated third parties.

Use of estimates:
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Significant estimates inherent in the preparation of the accompanying financial statements include management's estimates of the collectibility of advances made to affiliates and the valuation of investments in common stock. It is reasonably possible that a change in these estimates could occur in the near term.
                                                                               9

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                        Three months ended June 30, 2000


1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Earnings (loss) per share:
     Basic earnings (loss) per common share are based on the weighted average number of common shares outstanding in each year. Diluted earnings (loss) per common share is calculated by adjusting outstanding shares, assuming conversion of all potential dilutive stock options and warrants, convertible debentures, and convertible preferred stock.

     Stock options to purchase 827,750 shares of common stock at June 30, 2000 were not used in the calculation of diluted earnings (loss) per share because they were anti-dilutive. Potential conversion of preferred stock, convertible debentures, and warrants and options to purchase preferred stock, into approximately 63,000,000 shares of common stock at June 30, 2000 were not used in the calculation of diluted earnings (loss) per share because they were anti-dilutive.

2.   RELATED PARTIES:

During 1999, the Company entered into incubation agreements with Chefinabox, Inc. and OfficeCause.com, Inc. Under these agreements, the Company provided incubation services to these affiliates, including developing business strategy, brand, market positioning, creative design, web site and setting up back-end operations. The Company charged these affiliates for consulting time at $125 per hour with a maximum of 2,000 hours. The Company also contracted with outside consultants to provide services to bring the concept to market and added a 15% mark up to these consulting fees. The Company also pays for standard business operating expenses on behalf of its affiliates, which are charged back with no additional mark up. The affiliates can choose to continue using Company services such as marketing, customer service, accounting, use of office equipment, phones and space. Use of these services will incur additional charges and are not included in the charges noted above.

Total amounts charged under these incubation agreements since inception through June 30, 2000 were $604,694 to Chefinabox, Inc. and $516,893 to OfficeCause.com, Inc. The Company charges interest of 9% on all amounts due from these affiliates that have been outstanding for more than 30 days. The Company has also advanced Chefinabox, Inc. $20,500 independent of the incubation agreement. The amount outstanding bears interest at 9%. Amounts due from these affiliates June 30, 2000, included in investments, were $424,264 from Chefinabox, Inc. and $325,202 from OfficeCause.com, Inc.

The majority shareholder of Chefinabox, Inc. and OfficeCause.com, Inc. is also the Chief Executive Officer and Chairman of the Board of Directors of the Company.

During the three months ended June 30, 2000, the Company borrowed $3,000 from Net Medical, Inc., which has the same Chief Executive Officer as the Company.

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                        Three months ended June 30, 2000


2.   RELATED PARTIES (CONTINUED):

Due to related parties includes amounts advanced to the Company by the Chief Executive Officer. The amounts are due on December 31, 2000 and bear interest at 9%.

Calendar Capital, Inc. entered into an employment agreement in September of 1993 with its then chief executive officer. The agreement, which expired in August 1998, called for among other items, a base salary of $120,000 annually with increases of at least 10% per annum as well as granting options to purchase 100,000 shares of common stock each year of the agreement. The Company is currently in negotiations with the former chief executive officer to settle amounts due under the agreement. As of June 30, 2000, the maximum potential liability under this agreement is approximately $600,000. The former chief executive officer is the Company's current special securities counsel.

3.   INVESTMENTS IN AFFILIATES:

The Company has investments in Chefinabox, Inc. and OfficeCause.com, Inc. that are accounted for on the equity method. The table below summarizes the unaudited financial information of these companies as of and for the three months ended June 30, 2000:

                          Assets                      $         5,744
                                                      ===============

                          Liabilities                 $       752,990
                          Shareholders' deficit              (747,246)
                                                      ---------------

                                                      $         5,744
                                                      ================

                          Revenue                     $         1,650
                          Expenses                            122,502
                                                      ---------------

                          Net loss                    $      (120,852)
                                                      ================

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                        Three months ended June 30, 2000


4.   NOTES PAYABLE:

Notes payable includes borrowings from a bank under a $250,000 line-of-credit, of which $250,000 was used at June 30, 2000. Interest only payments at an interest rate of 1.5% over prime are due monthly through October 2000 at which time the principal balance is due. The line-of-credit is secured by all business assets of the Company, a bank account pledged by a shareholder of the Company and a personal guarantee for the entire amount of the credit facility by the same shareholder.

Notes payable also includes borrowings from a shareholder in the amount of $50,000. The note bears interest at 10% and is due September 30, 2000. The note is secured by 5,000 shares of Commission Junction stock held by the Chief Executive Officer of the Company. In addition, the Chief Executive Officer of the Company also agreed to transfer 500 shares of Commission Junction stock held by him to the lender within 90 days of the time that Commission Junction goes public.

Notes payable also includes borrowings from a shareholder in the amount of $30,000. The note bears interest at 9% and principal and interest payments are due at various dates through December 15, 2000.

Notes payable also includes borrowings from an unrelated party in the amount of $150,000, with no stated rate of interest. The amount was due on June 1, 1995 and the Company is currently in default on the note.

5.   CONVERTIBLE DEBENTURES:

The Company has outstanding convertible debentures totaling $863,000 as follows:

                                                                                                               Conversion
                                                                                                                price per
                  Expiration date of conversion                      Amount             Interest Rate             Share
     --------------------------------------------------         ----------------        -------------         ------------
     October 1, 1993                                            $         60,000               9%             $      .50
     September 15, 1994 (1)                                              125,000               9%                    .50
     October 3, 1994                                                     200,000               8%                    .40
     February 14, 2001 through May 18, 2001                              213,000               9%                    .25
     July 1, 2003(2)                                                     265,000              10%                    .25

(1) An individual debenture holder has sued the Company for repayment of the debenture claiming that the Company defaulted by not paying agreed-upon monthly interest payments in a timely manner. The Company elected not to defend the suit, thus a default judgement in favor of the debenture holder was awarded.

                      CALENDAR CAPITAL, INC. AND SUBSIDIARY
                               DBA ENTRENAUT, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                        Three months ended June 30, 2000


5.   CONVERTIBLE DEBENTURES (CONTINUED):

(2) Holders of these debentures also received one Quickwit, Inc. warrant for each dollar invested. The warrants are exercisable at $.50 per Quickwit, Inc. stock unit, each unit consisting of one share and an additional detachable warrant that exercises at $1. A holder of $100,000 of these debentures also received one share of Quickwit, Inc. stock for each dollar of funds loaned, a personal guarantee of the payment of the debenture by the Chief Executive Officer of the Company by allowing the holder to hold as collateral 10,000 shares of Commission Junction common stock owned by the Chief Executive Officer. The holder was also granted an option to acquire up to 200,000 shares of the Company owned by the Chief Executive Officer at a price of $.05 per share.

6.   COMMITMENTS:

During fiscal year 1995, Calendar Capital, Inc. defaulted on a note payable that was originally due in September of 1995. The Company has not had contact with the lender for several years and is uncertain as to whether the collateral was obtained by the lender or whether the lender will seek payment on the note. The potential liability as of March 31, 2000 includes $166,286 in principal and $116,400 in accrued interest. These amounts are not reflected in the accompanying balance sheets based on the uncertainty of future payment.

Employment agreements:
     During 1999, the Company entered into employment agreements with two of its officers which requires the payment of annual compensation and certain fringe benefits through 2000. One of the agreements contains provisions for the payment of bonuses based on the amount of equity capital that the officer secures for the Company. One of these officers terminated employment with the Company subsequent to June 30, 2000.

7.   SUBSEQUENT EVENTS:

Subsequent to June 30, 2000, the Company subscribed to an additional 432,589 shares of Chefinabox, Inc. and 343,072 shares of OfficeCause.com, Inc at $1 per share. Advances included investments at June 30, 2000, to these affiliates will serve as the consideration for the purchase of these shares. As a result, the Company will own approximately 45% of the outstanding common stock of Chefinabox, Inc. and approximately 44% of the outstanding common stock of OfficeCause.com, Inc. Also, the Company purchased an additional 75,000 shares of StoreItOnline.com, Inc. Advances of $45,000 included in investments at June 30, 2000, served as the consideration for such purchase.